EXHIBIT 23.1

CONSENT OF SEMPLE, MARCHAL & COOPER, LLP

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our audit report dated March 31, 2021, with respect to the consolidated balance sheets of Cerberus Cyber Sentinel Corporation (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the two years then ended, which report appears in the Company’s Form 10-K, dated March 31, 2021.

/s/ Semple, Marchal & Cooper, LLP
Phoenix, Arizona
August 30, 2021

Exhibit 23.2 – Page 1